Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the prospectus constituting a part of this Registration Statement on Form SB-2, of our report dated March 30, 2006, relating to the financial statements of Medasorb Technologies Corporation (a development stage company) as of and for the year ended December 31, 2005 and the cumulative period from January 1, 2001 to December 31, 2005, which are contained in that prospectus. We also hereby consent to the reference to us under the heading "Experts" in such Registration Statement.

Our report contains an explanatory paragraph regarding Medasorb Technologies Corporation’s ability to continue as a going concern.

/s/ WithumSmith+Brown, A Professional Corporation

WithumSmith+Brown, A Professional Corporation
New Brunswick, New Jersey
January 25, 2007